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                                                                      EXHIBIT 11


                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

           Computation of Earnings per Average Share of Common Stock
         Assuming Full Dilution from Conversion of the $4.60 and $4.36
                          Convertible Preferred Stock
        ---------------------------------------------------------------
                                  (Unaudited)


                                    For the Three Months Ended        For the Six Months Ended
                                 --------------------------------   ----------------------------
                                 Mar. 31, 1996      Mar. 31, 1995   Mar. 31, 1996  Mar. 31, 1995
                                 --------------    --------------   -------------  -------------
                                                 (Thousands, except per share data)
Net  Income                       $    66,909        $  53,438        $  105,249     $   81,164

Dividends on preferred
  stock (excluding
  dividends on convertible
  preferred stock)                        330              330               660            660
                                  ------------       ----------       -----------    -----------

Net income applicable
  to common stock      (1)        $    66,579        $  53,108        $  104,589     $   80,504
                                  ============       ==========       ===========    ===========

Average common shares
  outstanding on a fully
  diluted basis assuming
  conversion of the
  $4.60 and $4.36
  convertible preferred
  stock on October 1
  of each year based
  on the applicable
  conversion price     (2)             43,349           42,530            43,207         42,425
                                  ============       ==========       ===========    ===========

Earnings per average
  share of common
  stock assuming
  full dilution     (1 )/(2)      $      1.54        $    1.25        $     2.42     $     1.90
                                  ============       ==========       ===========    ===========

- ------------------------------------------------------
  Note:

  These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because no dilution results.


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